Exhibit 99.1

Genie Energy Announces Second Quarter 2023 Results

Record second quarter Revenue and Income from Operations

Strong customer growth at Genie Retail Energy

Increases 2023 Adjusted EBITDA1 guidance to $47 million to $55 million (versus prior guidance of $40 million to $50 million)

Newark, NJ – August 7, 2023: Genie Energy, Ltd. (NYSE: GNE), a leading retail energy and renewable energy solutions provider, today announced results for the second quarter ended June 30, 2023.

Michael Stein, chief executive officer of Genie Energy, commented: "We achieved another quarter of strong financial results while significantly expanding our retail customer base and building out our solar generation pipeline. By quarter’s end, we increased our cash position to over $115 million even after redeeming the final $7.4 million of our outstanding preferred stock.”

“Genie Retail Energy took advantage of the relative stability of wholesale energy markets in the second quarter. Revenue, Income from Operations and Adjusted EBITDA reached the highest levels of any second quarter in our history, while our best-in-class marketing programs delivered 45% and 36% year-over-year increases in RCEs and meters, respectively.

“Genie Renewables continued adding new projects to its solar development pipeline, crossing the 100-megawatt (MW) threshold while building its platform to drive and support additional expansion.”

Second Quarter 2023 Highlights

(Versus 2Q22 unless otherwise noted. Excludes discontinued operations of Genie Retail Energy International (GREI) for all periods unless otherwise noted.)

●	Revenue increased 39.6% to $93.5 million from $66.9 million;

●	Gross profit increased 28.1% to $38.2 million; gross margin decreased to 40.9% from 44.6%;

●	Income from operations increased 27.7% to $15.0 million;

●	Adjusted EBITDA[1] increased 29.5% to $15.8 million;

●	Net income from continuing operations attributable to GNE common stockholders increased to $11.8 million from $6.8 million and diluted income per share (EPS) from continuing operations increased to $0.45 from $0.26;

●	Net income attributable to GNE common stockholders decreased to $15.0 million from $33.9 million and diluted EPS decreased to $0.57 from $1.30;

●	Net income and EPS attributable to GNE common stockholders included a gain from discontinued operations of $3.2 million, or $0.12, compared to a gain of $27.1 million or $1.04;

●	Cash, restricted cash and marketable equity securities increased to $115.1 million at June 30, 2023, from $113.7 million at March 31, 2023;

●	Genie Energy will pay a $0.075 quarterly dividend to Class A and B common stockholders on or about August 21, 2023, with a record date of August 14, 2023;

●	Genie Energy redeemed the remaining $7.4 million of its preferred stock.

[1]	Adjusted EBITDA for all periods presented is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of Adjusted EBITDA, as well as reconciliations to its most directly comparable GAAP measure.

Select Financial Metrics*

(in $M except for EPS)**	2Q23	2Q22	Change
Total Revenue	$93.5	$66.9	39.6%
Genie Retail (GRE)	$89.7	$63.2	42.1%
Electricity	$80.2	$53.1	51.1%
Natural Gas	$9.0	$10.1	-11.1%
Others	$0.6	$0.0	100.0%
Genie Renewables	$3.7	$3.8	-1.3%
Gross Margin	40.9%	44.5%	(367	)bps
Genie Retail (GRE)	41.8%	45.9%	(415	)bps
Genie Renewables	19.6%	21.6%	(199	)bps
Income from Operations	$15.0	$11.8	27.7%
Operating Margin	16.1%	17.6%	(150	)bps
Net Income from Continuing Operations	$12.2	$8.1	51.0%
Income Attributable to Discontinued Operations, net of tax	$3.2	$29.3	-89.2%
Net Income Attributable to GNE Common Stockholders	$15.0	$33.9	-55.8%
Diluted Earnings Per Share	$0.57	$0.70	-18.6%
Adjusted EBITDA	$15.8	$12.2	29.5%
Cash Flow Provided by Continuing Operating Activities	$3.0	$7.7	-60.5%

*	GREI operations have been classified as a discontinued operation and its results excluded from current and historical results
**	Numbers may not add due to rounding

Segment Highlights

Genie Retail Energy (GRE)

GRE income from operations increased 27.8% to $18.4 million, while Adjusted EBITDA increased 27.5% to $18.8 million. The increases were driven by increased customer counts reflecting strong customer acquisitions during the first half of the year.

Meters and RCEs served increased year-over-year by 101,000 and 118,000 to 381,000 and 380,000, respectively, as of June 30, 2023. Average monthly churn decreased to 4.3% sequentially from 4.4% in the first quarter of 2023.

Genie Retail Energy (GRE) Select Performance Metrics

RCEs and Meters in 1000s*	2Q23	2Q22	Change
Total RCEs	380	263	44.9%
Electricity	304	185	63.9%
Natural Gas	76	77	-1.0%
Total Meters	381	280	36.1%
Electricity	302	203	48.3%
Natural Gas	80	78	2.4%
Gross Adds	75	34	117.7%
Churn	4.3%	4.4%	(10	)bps

*	Numbers may not add due to rounding

Genie Renewables (GREW)

GREW increased second quarter revenue year-over-year, driven mainly by services provided to third parties, including its consultative energy services for large commercial customers.

Genie Solar added five new projects representing 30MW to its pipeline during the quarter. As of the end of the quarter, Genie Solar had a pipeline of potential projects totaling 108MW in development.

Pipeline	Total	Site Control	Permitting	Construction
MW	108	79	25	4
Project Count	15	10	4	1

Balance Sheet and Cash Flow Highlights

As of June 30, 2023, Genie Energy reported cash, restricted cash and marketable equity securities of $115.1 million, an increase from $113.7 million at March 31, 2023.

Total assets as of June 30, 2023 were $286.0 million. Liabilities totaled $90.0 million, and working capital (current assets less current liabilities) totaled $156.0 million. Non-current liabilities were $2.8 million.

Net cash provided by operating activities was $3.0 million compared to $7.7 million a year ago.

Strategic Update and Commentary

Stein added, “At the beginning of the year, we announced a 2023 goal to continue delivering strong financial results while aggressively moving into growth mode at GRE once market volatility subsided. Our year-to-date results demonstrate the wisdom of this strategy. As we look to the second half of the year, we are positioned to continue delivering strong Adjusted EBITDA while adding profitable customers for GRE. As a result, we are increasing our Adjusted EBITDA guidance for the year to $47 million to $55 million from $40 million to $50 million.

“At GREW, we have one community solar farm already under construction and a second achieved notice to proceed (NTP) status in July. In addition, during the year, we expect to achieve key development milestones on several other projects and expand the number of potential projects and aggregate MW in our pipeline. Our expanding solar generation portfolio sets GREW up for improving financial performance over the next several years as more projects become operational.”

Trended Financial Information:*

(in $M except for EPS, RCEs and Meters)**	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	2021	2022	TTM
Total Revenue	$85.9	$66.9	$81.3	$81.4	$105.3	$93.5	$323.3	$315.5	$361.4
Genie Retail - US (GRE)	$83.9	$63.2	$79.9	$77.0	$101.4	$89.7	$311.8	$304.0	$348.1
Electricity	$59.4	$53.1	$73.8	$55.6	$74.5	$80.2	$273.0	$241.8	$284.1
Natural Gas	$24.5	$10.1	$6.2	$21.4	$26.9	$9.0	$38.8	$62.1	$63.4
Others	$0.0	$0.0	$0.0	$0.0	$0.0	$0.6	$0.0	$0.0	$0.6
Genie Renewables	$2.0	$3.8	$1.4	$4.4	$3.9	$3.7	$7.5	$11.6	$13.3
Gross Margin	54.8%	44.5%	53.1%	42.7%	31.6%	40.9%	28.3%	49.1%	41.3%
Genie Retail - US (GRE)	55.5%	45.9%	54.1%	44.4%	32.1%	41.8%	29.1%	50.3%	42.4%
Genie Renewables	25.7%	21.6%	-6.3%	12.4%	19.3%	19.6%	37.1%	15.6%	14.5%
Income from Operations	$27.0	$11.8	$23.5	$15.5	$11.3	$15.0	$24.1	$11.6	$65.3
Operating Margin	31.4%	17.6%	29.0%	19.0%	10.7%	16.1%	7.5%	3.7%	18.1%
Net (Loss) Income Attributable to Discontinued Operations	$(1.9)	$29.3	($1.5)	$4.5	$3.1	$3.2	$11.7	$30.4	$9.3
Net Income Attributable to GNE Common Stockholders	$17.5	$33.9	$18.3	$16.2	$14.3	$15.0	$27.5	$85.9	$63.7
Diluted Earnings Per Share	$0.7	$1.30	$0.70	$0.61	$0.54	$0.57	$1.05	$3.28	$2.42
Adjusted EBITDA	$28.0	$12.2	$24.5	$18.5	$12.4	$15.8	$27.8	$83.2	$71.2
GRE Retail Performance Metrics
RCEs	260	263	251	262	353	380	260	262	380
Electricity	182	185	174	181	276	304	189	181	304
Natural Gas	78	77	77	81	77	76	71	81	76
Meters	286	280	270	275	349	381	285	275	381
Electricity	209	203	193	196	271	302	210	197	302
Natural Gas	77	77	77	79	78	80	75	79	80
Gross Adds	44	34	34	47	129	75	177	159	284
Churn***	4.5%	4.4%	4.4%	5.5%	4.4%	4.3%	4.5%	4.8%	4.7%

*	GREI operations have been classified as a discontinued operation and its results excluded from current and historical results
**	Numbers may not add due to rounding
***	Excludes expiration of low margin aggregation deals

Earnings Announcement and Supplemental Information

At 8:30 AM Eastern this morning, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook, and strategy. The call will begin with management’s remarks, followed by Q&A with investors.

To participate in the conference call, dial 1-888-506-0062 (toll-free from the US) or 1-973-528-0011 (international) and provide the following participant access code: 382001.

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and providing the replay passcode: 48785. The replay will remain available through Tuesday, August 22, 2023. In addition, a recording of the call will be available for playback on the “Investors” section of the Genie Energy website.

About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE) is a retail energy and renewable energy solutions provider. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division is a vertically-integrated provider of commercial, community, and utility-scale solar energy solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Brian Siegel IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$110,827	$98,571
Restricted cash—short-term	3,831	6,007
Marketable equity securities	452	490
Trade accounts receivable, net of allowance for doubtful accounts of $6,098 and $4,826 at June 30, 2023 and December 31, 2022, respectively	58,230	55,134
Inventory	18,186	15,714
Prepaid expenses	8,793	6,822
Other current assets	7,059	6,207
Current assets of discontinued operations	35,865	38,688
Total current assets	243,243	227,633
Property and equipment, net	1,422	891
Goodwill	9,998	9,998
Other intangibles, net	2,934	3,133
Deferred income tax assets, net	5,799	5,799
Other assets	13,183	13,856
Noncurrent assets of discontinued operations	9,378	16,305
Total assets	$285,957	$277,615
Liabilities and equity
Current liabilities:
Trade accounts payable	23,815	25,313
Accrued expenses	33,878	35,659
Income taxes payable	10,996	22,576
Due to IDT Corporation, net	144	165
Other current liabilities	7,395	4,549
Current liabilities of discontinued operations	10,967	10,936
Total current liabilities	87,195	99,198
Other liabilities	2,091	4,087
Noncurrent liabilities of discontinued operations	686	686
Total liabilities	89,972	103,971
Commitments and contingencies	—	—
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of — and 983 shares issued and outstanding at June 30, 2023 and December 31, 2022	—	8,359
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at June 30, 2023 and December 31, 2022	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 28,764 and 27,126 shares issued and 25,885 and 24,421 shares outstanding at June 30, 2023 and December 31, 2022, respectively	288	271
Additional paid-in capital	154,299	146,546
Treasury stock, at cost, consisting of 2,879 and 2,705 shares of Class B common stock at June 30, 2023 and December 31, 2022	(21,613)	(19,010)
Accumulated other comprehensive income	1,965	1,926
Retained earnings	74,355	49,010
Total Genie Energy Ltd. stockholders’ equity	209,310	187,118
Noncontrolling interests	(13,325)	(13,474)
Total equity	195,985	173,644
Total liabilities and equity	$285,957	$277,615

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands, except per share data)
Revenues:
Electricity	$80,199	$53,063	$154,686	$112,443
Natural gas	8,975	10,098	35,900	34,601
Other	4,289	3,779	8,153	5,821
Total revenues	93,463	66,940	198,739	152,865
Cost of revenues	55,255	37,120	127,245	75,939
Gross profit	38,208	29,820	71,494	76,926
Operating expenses:
Selling, general and administrative (i)	23,173	18,048	45,184	38,192
Income from operations	15,035	11,772	26,310	38,734
Interest income	1,008	48	1,982	65
Interest expense	(30)	(52)	(49)	(102)
(Gain) loss on marketable equity securities and investments	122	(146)	51	(799)
Other (loss) income, net	(104)	(372)	3,142	(869)
Income before income taxes	16,031	11,250	31,436	37,029
Provision for income taxes	(3,865)	(3,195)	(7,933)	(10,308)
Net income from continuing operations	12,166	8,055	23,503	26,721
Income from discontinued operations, net of taxes	3,173	29,318	6,227	27,388
Net income	15,339	37,373	29,730	54,109
Net income attributable to noncontrolling interests, net	183	2,894	144	1,741
Net income attributable to Genie Energy Ltd.	15,156	34,479	29,586	52,368
Dividends on preferred stock	(176)	(624)	(333)	(994)
Net income attributable to Genie Energy Ltd. common stockholders	$14,980	$33,855	$29,253	$51,374

Amounts attributable to Genie Energy Ltd. common stockholders
Continuing operations	$11,807	$6,790	$23,025	$26,109
Discontinued operations	3,173	27,065	6,228	25,154
Net income attributable to Genie Energy Ltd. common stockholders	$14,980	$33,855	$29,253	$51,374

Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic:
Continuing operations	$0.46	$0.27	$0.90	$1.02
Discontinued operations	0.12	1.06	0.25	0.99
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.58	$1.33	$1.15	$2.01
Diluted
Continuing operations	$0.45	$0.26	$0.88	$1.00
Discontinued operations	0.12	1.04	0.24	0.97
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.57	$1.30	$1.12	$7

Weighted-average number of shares used in calculation of earnings per share:
Basic	25,708	25,463	25,516	25,613
Diluted	26,321	26,070	26,073	26,088

Dividends declared per common share	$0.075	$0.075	$0.150	$0.150
(i) Stock-based compensation included in selling, general and administrative expenses	$756	$730	$1,605	$1,570

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2023	2022
	(in thousands)
Operating activities
Net income	$29,730	$54,109
Net income from discontinued operations, net of tax	6,227	27,388
Net income from continuing operations	23,503	26,721
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	191	191
Impairment of assets	19	—
Provision for doubtful accounts receivable	1,372	1,290
Unrealized (gain) loss on marketable equity securities and investment	(51)	799
Stock-based compensation	1,648	1,519
Equity in the net (income) loss in equity method investees	(111)	249
Change in assets and liabilities:
Trade accounts receivable	(4,468)	(297)
Inventory	(2,472)	1,677
Prepaid expenses	(1,971)	(2,430)
Other current assets and other assets	941	(7,904)
Trade accounts payable, accrued expenses and other liabilities	(2,430)	2,680
Due to IDT Corporation, net	(21)	(384)
Income taxes payable	(11,581)	1,803
Net cash provided by operating activities of continuing operations	4,569	25,914
Net cash provided by operating activities of discontinued operations	15,671	1,637
Net cash provided by operating activities	20,240	27,551
Investing activities
Capital expenditures	(561)	(60)
Proceeds from the sale of marketable equity securities and other investments	8,009	—
Purchase of marketable equity securities and other investments	(9,312)	(800)
Proceeds from equity method investments	282	—
Investment in notes receivables with related party	—	(1,388)
Repayment of notes receivable	19	19
Net cash used in investing activities of continuing operations	(1,563)	(2,229)
Net cash used in investing activities of discontinued operations	—	(49,446)
Net cash used in investing activities	(1,563)	(51,675)
Financing activities
Dividends paid	(4,763)	(4,669)
Repurchases of Class B common stock from employees	(1,475)	(71)
Proceeds from the exercise of warrants	5,000	—
Repurchase of Class B common stock	—	(4,414)
Redemption of preferred stock	(8,359)	(2,000)
Net cash used in financing activities	(9,597)	(11,154)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(37)	(120)
Net increase (decrease) in cash, cash equivalents, and restricted cash	9,043	(35,398)
Cash, cash equivalents, and restricted cash (including cash held at discontinued operations) at beginning of period	106,080	102,149
Cash, cash equivalents and restricted cash (including cash held at discontinued operations) at end of the period	115,123	66,751
Less: Cash held at of discontinued operations at end of period	465	2,693
Cash, cash equivalents, and restricted cash (excluding cash held at discontinued operations) at end of period	$114,658	$64,058

Reconciliation of Non-GAAP Financial Measure for the Second Quarter 2023

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy disclosed Adjusted EBITDA on a consolidated basis and for GRE. Adjusted EBITDA is a non-GAAP measure.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie’s measure of consolidated Adjusted EBITDA starts with income (loss) from operations and adds back depreciation, amortization, and stock-based compensation and subtracts out impairment of assets and equity in the net loss of equity method investees, net.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Management believes that Genie’s measure of Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie’s or GRE’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision-making.

Management also uses Adjusted EBITDA to evaluate operating performance in relation to Genie’s competitors. Disclosure of this non-GAAP financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA as well as the GAAP measures revenue, gross profit, and income (loss) from operations, as well as net income (loss), on a consolidated level to facilitate internal and external comparisons to Genie's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Impairment of goodwill is a component of (loss) income from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of goodwill is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie's continuing operations.

Following are the reconciliations of Adjusted EBITDA on a consolidated basis to its most directly comparable GAAP measure. Adjusted EBITDA is reconciled to income (loss) from operations for Genie Energy on a consolidated basis and to income from operations for GRE.

Non-GAAP Reconciliation - Consolidated Adjusted EBITDA

	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	2021	2022	TTM
Income (loss) from Operations	$27.0	$11.8	$23.5	$15.5	$11.3	$15.0	$24.1	$77.8	$65.3
Add back
Depreciation and Amortization	$0.1	$0.1	$0.1	$0.1	$0.1	$0.1	$0.4	$0.4	$0.4
Non-Cash Compensation	$0.8	$0.7	$0.7	$0.7	$0.8	$0.8	$2.8	$3.0	$3.1
Impairment	$0.0	$0.0	$0.0	$2.1	$0.0	$0.0	$0.0	$2.1	$2.1
Equity in the Loss of AMSO/GEUK	$0.1	$(0.4)	$0.2	$0.1	$0.2	$(0.1)	$0.4	$(0.0)	$0.3
Adjusted EBITDA	$28.0	$12.2	$24.5	$18.5	$12.4	$15.8	$27.8	$83.2	$71.2

Non-GAAP Reconciliation - GRE Adjusted EBITDA

(in millions)	2Q23	2Q22	TTM	2022	2021
Income (loss) from Operations	$18.4	$14.4	$82.8	$92.6	$34.7
Add back
Depreciation and Amortization	$0.1	$0.1	$0.3	$0.3	$0.4
Stock-based Compensation	$0.3	$0.2	$1.0	$1.0	$0.9
Adjusted EBITDA	$18.8	$14.7	$84.2	$93.8	$36.0

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